Exhibit 10.2

Dear Robert,

This letter sets forth the terms of your employment with RiceBran Technologies (“RBT” or the “Company”) going forward.

Effective as of October 1,2018, your title will be Executive Vice President for Special Projects. You will report to RBT’s COO or CEO, or as otherwise determined by the RBT Board of Directors. You will perform duties and responsibilities as may be assigned to you from time to time. You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of the Company’s interests.

In consideration of your services, you will be paid an annual salary of $250,000.00 in accordance with the standard payroll practices of RBT and subject to all withholdings and deductions as required by law. You will be eligible to participate in any benefit plans and programs in effect from time to time that are made available to other similarly situated employees of RBT, in accordance with and subject to the eligibility and other provisions of such plans and programs; provided, however, that you will not be eligible to participate in any equity compensation plans or incentive bonus plans sponsored by the Company, including the 2017 Executive Incentive Plan, nor will you be eligible to participate in any corporate compensation or incentive bonus plans sponsored by Company, including without limitation, any plans pertaining to 2018. Further, you acknowledge and agree that you hereby forfeit and waive any rights pursuant to that special senior executive stock option plan informally known and identified as the 2017 Long Term Executive Incentive Plan, a component of the 2014 Equity Plan.

Your employment will be at-will, meaning that you or RBT may terminate the employment relationship at any time, with or without cause or reason, and with or without notice. We anticipate that your employment with RBT will terminate at the end of 2018, although you will be an at-will employee prior to that date.

The Proprietary Information Agreement that you previously executed in favor of RBT will continue in full force and effect.

Please countersign this letter where indicated below and return it to me.

Yours sincerely,

/s/ Brent Rystrom
Authorized Signatory

Accepted and Agreed

Dated: June 21, 2018	/s/ Robert Smith
Robert Smith